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                                                                    EXHIBIT 99.1

(CENTRAL PARKING CORPORATION LOGO)
                                                                         NEWS

      2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255
                              Fax: (615) 297-6240



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
Investor Contact:  Mark Shapiro                     Media Contact:  Richard Jonardi
                   Senior Vice President and                        Communications Manager
                   Chief Financial Officer                          (615) 297-4255
                   Central Parking Corporation                      rjonardi@parking.com
                   (615) 297-4255
                   mshapiro@parking.com
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            CENTRAL PARKING CORPORATION AMENDS SENIOR CREDIT FACILITY

NASHVILLE, Tenn. (January 25, 2005) - Central Parking Corporation (NYSE: CPC) today announced that it has completed an amendment and repricing of its senior credit facility. The amendment reduced the interest pricing on the bank revolver portion of the credit facility by 100 basis points and the interest pricing of the term loan portion was reduced by 50 basis points. The Company estimates that the repricing will reduce annual cash interest payments by more than $1.5 million, based on current interest rates. Net of the amortization of deferred finance costs, the Company anticipates that the repricing will improve earnings per share by approximately $.01 per share over the remainder of fiscal year 2005.

         Under the amendment, a significant portion of the term loan balance was transferred to the bank revolver. The original five-year (three years remaining) $175 million bank revolver capacity was increased to $225 million and the original seven-year (five years remaining) $175 million term loan component of its facility was reduced to $75 million. At December 31, 2004, the capacity of the bank revolver was $164 million and the balance was $2.5 million. The balance on the term loan was $157 million.

         The amended credit facility continues to contain customary covenants, including those that require the Company to maintain certain financial ratios, restrict further indebtedness, limit the amount of dividends paid and restrict acquisitions. However, in addition to reducing interest costs, the amendments enhance the Company's flexibility to utilize excess cash flow. The loan continues to be secured by the stock of certain subsidiaries of the Company and certain real estate and personal property assets of the Company and its subsidiaries.

        "For the second time in less than a year, our bank group has expressed confidence in our financial strength by reducing the interest rate on our credit facility," said Mark Shapiro, Senior Vice President and Chief Financial Officer. "Also, due to the great support shown by our bank group, we were able to take advantage of the bank revolver's more favorable pricing by increasing the revolver capacity while simultaneously reducing the balance on the term loan."

        Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading global provider of parking and transportation management services. The Company operates approximately 3,500 parking facilities containing more than 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Mexico, Chile, Peru, Colombia, Venezuela, Germany, Switzerland, Poland, Spain and Greece.


                                     -MORE-

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Central Parking Corporation Amends Senior Credit Facility
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January 25, 2005
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        This press release contains historical and forward-looking information.
The words "estimates," "anticipates," "goal," "assumptions," "intend," "plan," "expect," "continue to expect," "remain optimistic," "should," "believe," "project," "objective," "outlook," "guidance," "forecast," "will likely result," or "will continue" and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to achieve the goals described in this release and other communications, including but not limited to, the Company's ability to maintain reduced operating costs, reduce indebtedness and sell real estate at projected values as well as continued improvement in same store sales, which is dependent on improvements in general economic conditions and office occupancy rates; the loss or renewal on less favorable terms, of management contracts and leases; the timing of pre-opening, start-up and break-in costs of parking facilities; the Company's ability to cover the fixed costs of its leased and owned facilities and its overall ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; acts of war or terrorism; changes in demand due to weather patterns and special events including sports events and strikes; higher premium and claims costs relating to the Company's insurance programs, including medical, liability and workers' compensation; the Company's ability to renew and obtain performance and surety bonds on favorable terms; and the impact of claims and litigation, including but not limited to, the securities class action lawsuit pending against the Company; and increased regulation or taxation of parking operations and real estate.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission and other filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.


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